Exhibit 5.1
August 7, 2009
Wisconsin Energy Corporation
231 West Michigan Street
Milwaukee, WI 53151

Re:	Wisconsin Energy Corporation Employee Retirement Savings Plan
Ladies and Gentlemen:
     I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Wisconsin Energy Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of an indeterminate amount of interests in the Wisconsin Energy Corporation Employee Retirement Savings Plan (the “Plan”) and 5,000,000 shares (the “Shares”) of the Company’s Common Stock, $.01 par value (“Common Stock”), for sale to participants in the Plan. Shares of Common Stock for the Plan will be purchased by the Trustee for the Plan in market transactions or may be authorized but unissued or treasury shares acquired directly from the Company.
   I am Counsel for Wisconsin Electric Power Company, the Company’s principal subsidiary. This opinion is being furnished to be filed as an exhibit to the Registration Statement. In furnishing such opinion, I or the attorneys in the Legal Services Department of Wisconsin Electric Power Company have examined (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and amendment of the Plan and the authorization for the issuance and/or sale of the Shares thereunder; and (v) such matters of law as I have deemed necessary in order to render this opinion.
   On the basis of the foregoing, I advise you that, in my opinion:
   (1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.
   (2) The Shares sold under the Plan will, when issued (as to any such Shares previously unissued) and paid for in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable by the Company.
     I am a member of the bar of the State of Wisconsin and I do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of Wisconsin.

         I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC. This opinion may not be relied upon by you for any other purpose or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without my prior written consent.
Very truly yours,
/s/ Joshua M. Erickson
Joshua M. Erickson
Counsel
Wisconsin Electric Power Company